Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

STOCKSCAPE.COM TECHNOLOGIES INC.

(formerly "Cornucopia Resources Ltd.")

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer ID. No.)

355 Burrard St., Suite 540

Vancouver, British Columbia

Canada V6V 2G8

(604) 278-5000

(Address of Principal Executive Offices)

STOCKSCAPE.COM TECHNOLOGIES INC. STOCK INCENTIVE PLAN

(Full Title of Plan)

John L. Mericle

Harris, Mericle, Wakayama & Mason, P.L.L.C.

Suite 3210-999 Third Avenue

Seattle, Washington 98104

(206) 621-1818

(Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

TOTAL OF SEQUENTIALLY NUMBERED PAGES: 14

EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE: 5

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered*	Proposed Maximum Offering Price Per Share**	Proposed Maximum Aggregate Offering Price**	Amount of Fee
Common Stock, no par value	3,000,000	$1.093	$3,279,000	$911.56

* The Stock Option and Purchase Plan (the "Plan") authorizes the directors to fix the maximum number of shares of the Company´s common stock, no par value ("Common Stock") to be issued under the plan. The directors have fixed 3,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder. As of July 30 1999, of the 3,000,000 shares authorized for issuance under the Plan, options to purchase 1,240,000 shares have been granted under the Plan; none have been issued pursuant to the exercise of options granted under the Plan; and a total of 1,760,000 shares are available for the exercise of options granted under the Plan in the future. There are also registered, pursuant to Rule 415, such additional indeterminate number of shares as may be issued as a result of the anti-dilution provision of the Plan.

** Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On July 30, 1999, the fair market value of Stockscape.com Technologies Inc. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $1.093 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $3,279,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .000278.

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The documents listed below are incorporated by reference in this registration statement.

(a) The Company´s Annual Report on Form 10-K for the Company´s latest fiscal year.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Company´s document referred to in (a) above.

(c) The description of the Company´s Common Stock contained in the Company´s Registration Statement on Form 10-K (Registration Number 0-21414) filed with the Securities and Exchange Commission on July 9, 1999, including all amendments and reports for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Sargent H. Berner is a partner in the firm of DuMoulin Black, counsel to the Company, who have provided the legal opinion forming Exhibit 5 hereto. Mr. Berner is also a director of the Company and has been granted a director´s stock option under the Plan.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of the Registrant provide that, subject to the British Columbia Company Act (the "BCCA"), the Registrant shall indemnify a director or officer of the Registrant, a former director of officer of the Registrant or a person who acts or acted at the Registrant´s request as a director or officer of a body corporate of which the Registrant is or was a shareholder, and his heirs and legal representatives, against all costs, charges and expenses reasonably incurred by him in respect of certain actions or proceedings to which he is made a party by reason of his office, if he meets certain specified standards of conduct and shall also indemnify any such person in such circumstances as the BCCA or law permits or requires.

Under the BCCA, the Registrant, with court approval, may indemnify a present or former director or officer or a person who acts or acted at the Company´s request as a director or officer of another corporation of which the Registrant is or was a shareholder, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect to any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal, or administrative action or proceeding, has reasonable grounds for believing that his conduct was lawful.

The Registrant maintains Directors´ and Officers´ Liability Insurance for its Directors and Officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Options have been previously granted pursuant to Regulation S, Rule 903(b)(1)(iv).

Item 8. EXHIBITS
Exhibit Number	Exhibit
4.1	Stock Option and Purchase Plan
4.2	Certified Board Resolution
5	Opinion of Counsel
24.1	Consent of Independent Public Accountants
24.2	Consent of Counsel (included in opinion of Counsel filed as Exhibit 5 herewith)

Item 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant´s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan´s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 9th day of August, 1999.

STOCKSCAPE.COM TECHNOLOGIES INC.

/s/ Andrew F. B. Milligan

Andrew F.B. Milligan,

President and Chief Executive Officer

  Power of Attorney

Each person whose signature appears below constitutes and appoints Andrew F.B. Milligan his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Andrew F. B. Milligan Andrew F.B. Milligan	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 1999
/s/ John J. Brown John J. Brown	Director, Chief Financial Officer (Principal Financial Officer and Accounting Officer)	August 13, 1999
/s/ A.R.Rule A.R. Rule	Authorized U.S. Representative	August 11, 1999
/s/ Sargent H. Berner Sargent H. Berner	Director	August 17, 1999

	EXHIBIT INDEX
Exhibit Number	Exhibit	Page
4.1	Stock Option and Purchase Plan	5
4.2	Certified Copy of Board Resolution	11
5	Opinion of Counsel	12
24.1	Consent of Independent Public Accountants	14
24.2	Consent of Counsel (included in opinion of counsel filed as Exhibit 5 herewith)	12

Exhibit 4.1

STOCKSCAPE.COM TECHNOLOGIES INC.

STOCK INCENTIVE PLAN

PART 1 - INTRODUCTION:

1.01 Purpose: The purpose of the Stock Incentive Plan (the "Plan") is to establish a plan to advance the interests of Stockscape.com Technologies Inc. (the "Company") by encouraging equity participation in the Company by directors and certain full-time and part-time employees of the Company or subsidiaries of the Company through acquisition of common shares without par value in the Company. The Plan is to consist of a share purchase plan (the "Share Purchase Plan"), a share option plan (the "Share Option Plan"), and a share bonus plan (the "Share Bonus Plan").

1.02 Meaning of Shares and Maximum Number of Shares: As used in the Plan, "Shares" means common shares without par value of the Company as constituted on the day following the implementation by the Company of the share consolidation proposed for approval by the shareholders of the Company at the Annual and Extraordinary General Meeting of the shareholders to be held on or about May 19, 1999, subject to Sections 2.09 and 3.11. Subject to Section 4.02, the number of Shares available or made available for the Share Purchase Plan, Share Option Plan and Share Bonus Plan, individually and collectively, will be determined from time to time by the Board of Directors, but the aggregate maximum number of Shares which the Company may at any time reserve for issuance under the Plan to any individual shall not exceed 5% of the issued and outstanding Shares of the Company at such time.

PART 2 - SHARE PURCHASE PLAN:

2.01 Participants: Participants in the Share Purchase Plan will be full-time or seasonal full-time employees of the Company or any of its subsidiaries (including employees who are officers thereof, whether or not directors) who have been continuously employed by the Company or any of its subsidiaries for at least 12 consecutive months and who have been designated by the Company as participants in the Share Purchase Plan. The Board of Directors shall have the right in its absolute discretion to waive such 12 month period or refuse any employee or group of employees the right of participation or continued participation in the Share Purchase Plan.

2.02 Directors´ Authority to Establish and Participants´ Right to Elect to Participate in the Share Purchase Plan and Participant´s Contribution: The Board of Directors of the Company shall have the authority to implement a Share Purchase Plan for the benefit of designated Participants. Any such Participant may elect to contribute money (the "Participant´s Contribution") to the Share Purchase Plan for any 12 month period commencing on any of January l, April l, July 1 or October 1 in any calendar year (any of which dates is hereinafter called the "Commencement Date") if the Participant, at least two weeks prior to the Commencement Date, delivers to the Company a written direction in form and substance satisfactory to the Company:

  Authorizing the Company to deduct, or authorizing any subsidiary of the Company to deduct and remit to the Company, from the Participant´s salary in 12 equal installments the Participant´s Contribution commencing on the Commencement Date; and

  directing the Company to register a municipal address specified by the Participant as the Participant´s address on the shareholders´ register for any Shares issued to the Participant in accordance with the Share Purchase Plan.

The Participant´s Contribution shall not exceed 10 percent of the Participant´s basic annual salary from the Company and/or its subsidiaries before deductions, exclusive of any overtime pay, bonuses or allowances of any kind whatsoever (the "Basic Annual Salary") as at the Commencement Date. No adjustment shall be made to the Participant´s Contribution until the next 12 month period in which the Participant elects to participate and then only if a new written direction has been delivered to the Company for such 12 month period. The Participant´s Contribution shall be held by the Company in trust for the purposes of the Share Purchase Plan.

2.03 Company´s Contribution: Immediately prior to the date any Shares are issued to a Participant in accordance with Section 2.05, the Company will credit the Participant with and thereafter hold in trust for the Participant an amount (the "Company´s Contribution") equal to:

  For the first 12 months after an employee has been designated as a Participant in the Share Purchase Plan - one-sixth of the Participant´s Contribution then held in trust by the Company; and

  thereafter - one-third of the Participant´s Contribution then held in trust by the Company.

2.04 Aggregate Contribution: The Participant´s Contribution plus the Company´s Contribution shall be the "Aggregate Contribution". The Company shall not be required to segregate the Aggregate Contribution from its own corporate funds or to pay interest thereon.

2.05 Issue of Shares: On March 31, June 30, September 30 and December 31 in each calendar year the Company will issue to each Participant fully paid and non-assessable Shares equal in value to the Aggregate Contribution held in trust on such date by the Company converted into Shares at the Issue Price on such dates. If such conversion would otherwise result in the issue to a Participant of a fraction of a Share the Company will issue only such whole Shares as are issuable. "Issue Price" means the simple average of the high and low trading prices of the Shares for the three months prior to the date of issue on the stock exchange on which the Shares are then listed or other securities market having the highest trading volume for the Shares during such three-month period. The Company shall hold any unused balance of the Aggregate Contribution in trust for a Participant until used in accordance with the Share Purchase Plan.

2.06 Safekeeping and Delivery of Shares: All Shares issued to a Participant in accordance with the Share Purchase Plan will be held in safekeeping by the Company and will be delivered, subject as provided in the Plan, to such Participant upon the expiry of a period (the "Holding Period") of six months following the date of issue of such Shares. If the Company receives on behalf of a Participant in respect of any Shares so held:

  Cash dividends (less any sums required to be withheld pursuant to applicable income tax legislation);

  options or rights to purchase additional securities of the Company or any other Company;

  any notice of meeting, proxy statement and proxy for any meeting of holders of Shares of the Company; or

  other or additional Shares or other securities (issued by the Company to holders of Shares by way of dividend or otherwise);

then the Company shall forward to such Participant at his last known address according to the records of the Company any of the money or items listed in Subsections 2.06(a) and (c), and in Subsection 2.06(b) if allowed by applicable securities laws; and shall hold in safekeeping any additional securities referred to in Subsection 2.06(d) and shall deliver such securities to a Participant with delivery of the Shares in respect of which such additional securities were issued.

2.07 Early Delivery of Shares: Any Shares issued to a Participant but held in safekeeping by the Company will be distributed to a Participant or his estate prior to the expiry of the Holding Period only upon:

  The Participant´s retirement in accordance with the Company´s retirement policy, as determined from time to time by the Board of Directors;

  the Participant´s total disability, as determined in accordance with the Company´s disability policy, as determined from time to time by the Board of Directors; or

  the Participant´s death.

2.08 Termination of Employment: If a Participant shall cease to be employed by the Company or any of its subsidiaries for any reason or shall receive notice from the Company of the termination of his employment the Participant shall be deemed to be no longer a Participant in the Share Purchase Plan; and

  Any portion of the Participant´s Contribution then held in trust for the Participant shall be paid to the Participant or his estate, as the case may be;

  any portion of the Company´s Contribution then held in trust for the Participant shall be paid to the Company; and

  except as provided in Section 2.07, any Shares then held in safekeeping for a Participant shall, subject to Section 260 of the Company Act (British Columbia), be purchased for cancellation by the Company at the Issue Price thereof or sold at market and an amount equal to the lesser of:

(i) the Participant´s Contribution; and

(ii) the portion of the proceeds received on any sale of such Shares equal to:

(A) six-sevenths of the proceeds if the Shares were issued within 12 months after the Participant was designated as a Participant in the Share Purchase Plan; or

(B) three-quarters of the proceeds if the Shares were issued after the Participant´s first year of participation in the Share Purchase Plan;

shall be paid to the Participant and the balance shall be paid to the Company.

2.09 Amalgamation, Consolidation or Merger: If the Company amalgamates, consolidates with or merges with or into another company each Participant for whom Shares are held in safekeeping will receive on the date any Shares would otherwise be delivered to the Participant in accordance with Section 2.06 or 2.07 the securities, property or cash to which the Participant was entitled on such amalgamation or merger.

PART 3 - SHARE OPTION PLAN:

Options granted pursuant to the Share Option Plan are either options intended to qualify under Section 422A of the United States Internal Revenue Code of 1986, as amended ("Qualified Options") or options designated by the Company that do not so qualify ("Non-Qualified Options"). Qualified Options and Non-Qualified Options are hereafter collectively referred to as "options".

3.01 Eligibility: Participants in the Share Option Plan will be individuals who are:

  Full-time, seasonal full-time or part-time employees of the Company or any of its subsidiaries (including employees who are officers thereof, whether or not directors) who, by the nature of their jobs, are, in the opinion of the Board of Directors, in a position to contribute to the success of the Company or any of its subsidiaries or who, by virtue of their length of service to the Company or to any of its subsidiaries, are, in the opinion of the Board of Directors, worthy of special recognition; or

  Directors of the Company or any of its subsidiaries,

provided, however, that Qualified Options may only be granted to full-time employees of the Company or any of its subsidiaries.

Options may also be granted in substitution for outstanding options of another company in connection with a merger, consolidation, acquisition of property or stock, or other reorganization between such other company and the Company or any of its subsidiaries. In addition, options may be granted in exchange for outstanding options whether such outstanding options be granted under the Share Option Plan or any other stock option plan of the Company, or under any incentive stock option agreement with the Company.

Subject to the terms and conditions of the Share Option Plan, the Board of Directors may make grants of options in their discretion to eligible participants under the Share Option Plan.

3.02 Lapsed Options: In the event that options granted under the Share Option Plan are surrendered, terminate or expire without being exercised in whole or in part, new options may be granted covering the Shares not purchased under such lapsed options.

3.03 Number of Optioned Shares per Participant: The determination regarding the number or value of optioned Shares that may be granted to each Participant pursuant to a grant of options will take into consideration the Participant´s present and potential contribution to the success of the Company, provided that:

  Such number or value of optioned Shares shall not exceed that permitted by the rules and policies of any stock exchanges on which the Shares are then listed; and.

  the aggregate fair market value (determined at the date of grant) of Shares for which Qualified Options granted hereunder first become exercisable or vest during any calendar year shall not exceed U.S. $100,000.

3.04 Price: The option price per Share for options will be fixed by the Board of Directors at a price to be determined by the Board of Directors in its sole discretion, provided that:

  The option price per Share shall not be less than that required by the rules and policies of any stock exchanges on which the Shares are then listed; and

  if an employee owns more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary, the option price per Share for a Qualified Option shall be equal to or greater than 110% of the value otherwise determined in this Section 3.04. The attribution of stock ownership rules in Section 425(d) of the United States Internal Revenue Code of 1986, as amended (the "Code") are incorporated herein by this reference and apply for purposes of calculating the 10% voting power limitation.

3.05 Exercise of Options: The period during which an option may be exercised (the "Option Period") shall be determined by the Board of Directors at the time the option is granted and may be up to five years from the date the option is granted, except as the same may be reduced pursuant to the provisions of Sections 3.08 and 3.09.

In order to ensure that the Company will receive the benefits contemplated in exchange for the options granted hereunder no option shall be exercisable until it has vested. The vesting schedule for each option shall be specified in an option agreement as provided for in Section 3.10 hereof, provided, however, that the Board of Directors shall have the right with respect to any one or more Participants in the Share Option Plan to accelerate the time at which a discretionary option may be exercised.

Options shall be exercisable, either all or in part, at any time after vesting. If less than all of the shares included in the vested portion of any option are purchased the remainder may be purchased at any subsequent time prior to the expiration of the Option Period.

Except as set forth in Sections 3.08 and 3.09, no option may be exercised unless the Participant is at the time of such exercise a full-time, seasonal full-time or part-time employee or a director of the Company or any of its subsidiaries and shall have continuously so served since the grant of his option. Absence on leave, with the approval of the Company or any of its subsidiaries, shall not be considered an interruption of service for any purpose of the Share Option Plan.

The exercise of any option will be contingent upon receipt by the Company of cash payment for the full purchase price of such Shares. No Participant or his legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Shares subject to an option under the Share Option Plan, unless and until certificates for such Shares are issued to him or them under the terms of the Share Option Plan.

3.06 Subsequent Options: After an option is fully exercised, any grant of a subsequent option by the Company to the Participant, whether such subsequent option be granted under the Share Option Plan or any other stock option plan of the Company, shall be subject to the rules and policies of any stock exchanges on which the Shares are then listed.

3.07 Renegotiation of Options: An option, to the extent that it has not been exercised, may be renegotiated, subject to the rules and policies of any stock exchanges on which the Shares are then listed.

3.08 Termination of Employment or Directorship: If a Participant shall cease to be a full-time, seasonal full-time or part-time employee or a director of the Company or any of its subsidiaries for any reason (other than death), he may exercise his option to the extent that he was entitled to exercise it at the date of his ceasing to be such an employee or a director for such period as is determined by the Board of Directors, and in the absence of any such determination, for a period of 30 days from the date on which the Participant ceased to be an employee or director.

3.09 Death of Participant: In the event of the death of a Participant, or in the event of the death of a Participant within 30 days after his ceasing to be a full-time, seasonal full-time or part-time employee or a director of the Company or any of its subsidiaries, the option theretofore granted to him shall be exercisable only within a period of up to one year after such death and then only:

  by the person or persons to whom the Participant´s rights under the option shall pass by the Participant´s will or by the laws of descent and distribution; and

  to the extent that he was entitled to exercise the option at the date of his death.

3.10 Option Agreement: Upon the grant of an option to a Participant, the Company and the Participant shall enter into an option agreement setting out the number of optioned Shares granted to the Participant and incorporating the terms and conditions of the Share Option Plan and any other requirements of regulatory bodies having jurisdiction over the securities of the Company. Each option agreement shall also state whether the option evidenced thereby is a Qualified Option or a Non-Qualified Option.

3.11 Stock Dividend, Reorganization or Liquidation: Until the Participant becomes a record holder of the Shares covered by each outstanding option, the number of such Shares and the option price per Share shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company resulting from a subdivision or consolidation of shares, payment of a stock dividend, or any other increase or decrease in the number of shares effected by the Company without receipt of any, or for a nominal, consideration.

If the Shares of the Company are changed into the same number of Shares with a different par value, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Share Option Plan, and each option shall apply to the same number of such new shares resulting from such change as applied to old Shares immediately prior to such change.

If the Company is the surviving or resulting Company in any "reorganization" as that term is defined in Section 368 of the Code, each outstanding option shall apply to such securities of the Company after the reorganization as a holder of the number of Shares subject to the option would be entitled under the terms of the reorganization. If, pursuant to the terms of any reorganization in which the Company is not the surviving or resulting Company, options granted hereunder are assumed by the surviving or resulting company, each option shall continue in full force and effect, and shall apply to such securities of the surviving company as a holder of the number of Shares subject to the option would be entitled under the terms of the reorganization. Should any such surviving or resulting company assume options granted hereunder, the type and terms of securities of the surviving or resulting company to which options would then be deemed to apply shall be fixed solely by the terms of any applicable reorganization agreement and holders of options shall have no rights whatsoever concerning the type and terms of the substituted securities to which options would then apply. In particular, holders of options shall have no rights as to the setting of distribution, payment, expiration or maturity dates of any preferred stock, certificates of contingent interest, bonds, debentures, warrants, rights, options or other securities of any surviving or resulting company, with respect to the date or dates of exercise of such options, and any such distribution, payment, expiration or maturity dates shall be determined solely by the terms of the reorganization agreement. In the event of any dissolution or liquidation of the Company, or of any reorganization in which the Company is not the surviving or the resulting company, and in connection with which no assumption of or substitution of new options for the options granted hereunder is made, each outstanding option shall terminate as of the effective date of such dissolution, liquidation or reorganization. In lieu of assuming any option, any resulting or surviving company may substitute new options ("Substitute Options") for options granted hereunder, as contemplated by Section 425 of the Code, and in such event each outstanding option shall terminate as of the date of effectiveness of the corresponding Substitute Option. In the event of any such reorganization, surviving original options or Substitute Options shall have the same vesting dates as the corresponding options granted hereunder.

The foregoing adjustments in the Shares shall be made by the Board of Directors, or by any successor administrator of the Stock Incentive Plan, or by the applicable terms of any assumption or substitution document, and any adjustments so made shall be final, binding, and conclusive.

Except as provided in this Section 3.11, no Participant shall have rights by reason of any subdivision or consolidation of shares of any class including the Shares, or the payment of any stock dividend on Shares, or any other increase or decrease in the number of Shares, or by reason of any liquidation, dissolution, corporate combination or division; and any issue by the Company of shares of any class including the Shares, or securities convertible into shares of any class including the Shares, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares subject to any option.

The grant of an option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

PART 4 - SHARE BONUS PLAN:

4.01 Participants and the Plan: Where the Board of Directors in its discretion decides that any full-time or seasonal full-time employee of the Company or any of its subsidiaries has rendered meritorious services which contributed to the success of the Company or any of its subsidiaries, the Board of Directors shall have the right in its sole and absolute discretion to enter into any agreement with any such full-time or seasonal full-time employee, on any terms and conditions, subject to any provisos and restrictions, and for such cash consideration, if any, as the Board of Directors may determine for the issuance of any number of Shares (subject to Sections 1.02 and 4.02) to any such employee. No Shares shall be issued pursuant to the Share Bonus Plan unless the employee has entered into such an agreement with the Board of Directors.

4.02 Number of Shares: The maximum number of Shares that may be issued under the Share Bonus Plan in any calendar year shall be 500,000 shares.

PART 5 - GENERAL:

5.01 Transferability: All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable other than as specifically provided in Section 3.09 in the event of the death of the Participant. During the lifetime of a Participant all benefits, rights and options shall not be transferable and may only be exercised by the Participant.

5.02 Employment: In the case of employees nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any of its subsidiaries, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant´s employment at any time. Participation in any Plan by a Participant is voluntary.

5.03 Record Keeping: The Company shall maintain a register in which shall be recorded:

  The name and address of each Participant;

  the Plan in which the Participant participates;

  any Participant´s Contributions;

  the number of Shares held in safekeeping for a Participant; and

  the number of Shares subject to an option granted to a Participant and the number of Shares subject to the option remaining outstanding.

5.04 Securities Regulation and Tax Withholding:

  Where necessary to effect exemption from registration of the Shares under securities laws applicable to the securities of the Company, a Participant shall be required, upon the acquisition of any Shares pursuant to the Plan, to acquire the Shares with investment intent (i.e. for investment purposes) and not with a view to their distribution, and to present to the Board of Directors an undertaking to that effect in a form acceptable to the Board of Directors. The Board of Directors may take such other action or require such other action or agreement by such Participant as may from time to time be necessary to comply with applicable securities laws. This provision shall in no way obligate the Company to undertake the registration of any options or the Shares under any securities laws applicable to the securities of the Company.

  The Board of Directors and the Company may take all such measures as they deem appropriate to ensure that the Company´s obligations under the withholding provisions under income tax laws applicable to the Company and other provisions of applicable laws are satisfied with respect to the issuance of Shares pursuant to the Plan or the grant or exercise of options under the Share Option Plan.

  Issuance, transfer or delivery of certificates for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Board of Directors, until the Board of Directors is satisfied that the applicable requirements of securities and income tax laws have been met.

5.05 Administration of the Plan: The Plan will be administered by the Board of Directors. The Board of Directors is authorized to interpret the Plan and may from time to time amend or rescind rules and regulations required for carrying out the Plan. Any such interpretation or construction of any provision of the Plan shall be final and conclusive. All administrative costs of the Plan shall be paid by the Company. The senior officers of the Company are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they in their absolute discretion consider necessary for the implementation of the rules and regulations established for administering the Plan.

5.06 Amendment of the Plan: The Board of Directors reserves the right to amend, modify or terminate any part of the Plan at any time if and when it is advisable in the absolute discretion of the Board of Directors. All amendments to the Plan will be subject to any necessary approval of any regulatory body having jurisdiction over the securities of the Company.

5.07 No Representation or Warranty: The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

5.08 Effective Date and Term: The Plan shall be effective as of the date the Board of Directors of the Company approve the Plan, and options, benefits and rights may be granted by the Board of Directors from time to time thereafter up to and including a date which is ten years from the effective date of the Plan.

5.09 Necessary Approvals: The obligation of the Company to issue and deliver any Shares in accordance with the Plan is subject to any necessary approval of any regulatory authority having jurisdiction over the securities of the Company. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Company to issue such Shares shall terminate and any Participant´s Contribution held in trust for a Participant and any option exercise price paid to the Company will be returned to the Participant.

5.10 Interpretation: The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Exhibit 4.2

Certified Copy of Resolutions of the Directors of
STOCKSCAPE.COM TECHNOLOGIES INC.
(FORMERLY CORNUCOPIA RESOURCES LTD.)

I, Sargent H. Berner, a director of Stockscape.com Technologies Inc., hereby certify that the following resolution was passed by the directors of Stockscape.com Technologies Inc. on June 30, 1999 and have not been modified, amended or rescinded and are in full force and effect as of the date hereof.

"Stock Incentive Plan

The Chairman advised the meeting that at the Annual and Extraordinary Meeting of the shareholder of the Company held on June 30, 1999, the shareholders had approved the adoption by the Company of a Stock Incentive Plan (the "Plan") in the form attached to the Proxy Circular provided to the shareholders. The Plan authorizes the directors to specify, from time to time the number of shares which can be issued under the Plan.

ON MOTION DULY MADE AND SECONDED IT WAS RESOLVED THAT:

  the Stock Incentive Plan be and it is hereby adopted, ratified and approved;

  a total of 3 million post-consolidation shares be reserved for allotment and issuance pursuant to the Plan."

Dated at the City of Vancouver, Province of British Columbia, this 28th day of July, 1999.

/s/ Sargent H. Berner
Sargent H. Berner,
Director

Exhibit 5

[ Letterhead of Dumoulin Black ]

August 11, 1999

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C., 20549

Dear Sirs/Mesdames:

Re: Stockscape.com Technologies Inc. - Stock Incentive Plan

We have acted as counsel to Stockscape.com Technologies Inc. (the "Company") in connection with the authorization of the common shares in the capital of the Company (the "Common Shares") to be issued pursuant to the Stock Incentive Plan of the Company approved by the shareholders of the Company on June 30, 1999. We render this opinion in connection with the filing under the United States Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), dated August 10, 1999, in respect of the 3,000,000 Common Shares authorized and reserved for issue under the Option Plan (the "Option Shares").

In connection with the opinions expressed below, we have examined such statutes and regulations, corporate records, certificates and other documents and have considered such questions of law and have made such other examinations, searches and investigations as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or reproductions.

As to various questions of fact material to the opinions herein, information with respect to which is in the possession of the Company, we have relied upon representations of officers of the Company.

Our opinions herein are restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1. The Option Shares have been duly and validly reserved by the Company for issue pursuant to the Option Plan and, when issued by the Company upon the due exercise of any option granted from time to time under such Plan and the payment to the Company of the full exercise price therefor specified in such option, in accordance with the terms of the Option Plan, will be duly and validly issued as fully paid and non-assessable common shares of the Company.

This opinion is limited to the specific issues addressed herein and is limited in all respects to laws and interpretations thereof existing on the date hereof. We do not undertake to update this opinion for changes in such laws or interpretations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

Yours truly,

/s/ DuMoulin Black

Dumoulin Black

Exhibit 24.1

Consent of Independent Chartered Accountants

To the Board of Directors

Stockscape.com Technologies Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Stockscape.com Technologies Inc. (formerly Cornucopia Resources Ltd) (the "Company") of our auditors´ report dated April 1, 1999 and our comments by auditor for U.S. readers on Canada - U.S. reporting difference dated April 1, 1999, with respect to the consolidated balance sheets of the Company as at December 31, 1998 and 1997, and the related consolidated statements of loss and deficit and changes in financial position for each of the years in the three year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of the Company.

Our comments by auditor for U.S. readers on Canada - U.S. reporting difference states that reporting standards for auditors in the United States would require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company´s ability to continue to operate as a going concern, such as those described in note 1 to the consolidated financial statements. The consolidated financial statements referred to above do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

August 13, 1999